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                                                                      Exhibit 5

                              [PMRW LETTERHEAD]

203 North LaSalle Street
Suite 1800
Chicago, Illinois  60601-1293
www.piperrudnick.com
PHONE  (312) 368-4000
FAX    (312) 236-7516



                                                                  March 2, 2001

ERP Operating Limited Partnership
c/o Board of Trustees
Equity Residential Properties Trust
Two North Riverside Plaza
Suite 400
Chicago, Illinois  60606

Ladies and Gentlemen:

     We have served as counsel for ERP Operating Limited Partnership, an Illinois limited partnership (the "Operating Partnership"), the general partner of which is Equity Residential Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the Operating Partnership's registration statement on Form S-3 (the "Registration Statement") previously declared effective by the Securities and Exchange Commission relating to unsecured senior debt securities in a maximum aggregate offering price of $1,000,000,000 (the "Securities") (SEC File No. 333-44594), all of which Securities may be offered and sold by the Operating Partnership from time to time as set forth in the prospectus filed as part of the Registration Statement and the registration statement on Form S-3 (No. 333-45557), which prospectus includes $430,000,000 aggregate principal amount of debt securities from such registration statement (the "Prospectus"), and as to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement"). This opinion letter is rendered in connection with the proposed public offering by the Operating Partnership of $300,000,000 principal amount of its 6.95% Notes due March 2, 2011 (the "Notes") as described in a Prospectus Supplement dated February 27, 2001. This opinion letter is furnished to you at your request to enable the Operating Partnership to continue to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. 229.601(b)(5), in connection with the Registration Statement.

     We have examined and relied and base our opinion on originals or copies, certified or otherwise identified to our satisfaction, of the following documents and records and upon such matters of law as we have deemed necessary for the purposes of this opinion.

     1. An executed copy of the Registration Statement and a copy of the Prospectus and Prospectus Supplement dated February 27, 2001.

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                                               ERP Operating Limited Partnership
                                                                   March 2, 2001
                                                                          Page 2

     2. The Second Amended and Restated Declaration of Trust of the Company (the "Declaration of Trust"), as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

     3. The Third Amended and Restated Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

     4. The Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of August 1, 1998, certified by the Assistant Secretary of the Company, as the general partner of the Operating Partnership, on the date hereof as then being complete, accurate and in effect.

     5. Resolutions of the Board of Trustees of the Company, as the general partner of the Operating Partnership, adopted on November 14, 1997, January 14, 1998, August 21, 2000 and January 18, 2001 relating to the filing of the Registration Statement and related matters, and by the Pricing Committee of the Board of Trustees on February 27, 2001, relating to the offering of the Notes, each as certified by the Assistant Secretary of the Company on the date hereof as then being complete, accurate and in effect.

     6. The Standard Underwriting Provisions dated August 25, 2000, the terms of which are incorporated by reference into the related Terms Agreement dated February 27, 2001 between the Operating Partnership and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., Banc of America Securities LLC and Salomon Smith Barney Inc. (collectively, the "Underwriting Agreement").

     The opinions set forth herein are qualified as stated therein and are qualified further by the following:

          (a) This opinion is based upon existing laws, ordinances and regulations in effect as of the date hereof and as they presently apply.

          (b) We express no opinion as to the effect of the laws of any state or jurisdiction other than the State of Illinois and the laws of the United States of America upon the transactions described herein.

          (c) In rendering the opinions set forth below, we have relied, to the extent we believe appropriate, as to matters of fact, (i) upon certificates or statements of public officials and of the officers of EQR, and (ii) upon representations and warranties


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                                               ERP Operating Limited Partnership
                                                                   March 2, 2001
                                                                          Page 3


     contained in the Underwriting Agreement and the Registration Statement, and we have made no independent investigation or verification of said facts. No opinion is being expressed as to the effect of any event, fact or circumstance of which we have no actual knowledge.

          (d) We have assumed the competency of the signatories to the Underwriting Agreement, the global certificates representing the Notes and certain officers certificates, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the accuracy and completeness of all records made available to us.

          (e) We have assumed that (i) the Underwriting Agreement has been duly authorized, executed and delivered by the parties thereto (other than our client), is within their corporate, trust, limited liability company or partnership power, and are their legal, valid and binding obligation(s) and that it is in compliance with all applicable laws, rules and regulations governing the conduct of their respective businesses and this transaction,
     (ii) the Underwriting Agreement will be enforced in circumstances and in a manner which is commercially reasonable, (iii) the parties to the Underwriting Agreement (other than our client), are not subject to any statute, rule or regulation or any impediment that requires them or our client to obtain the consent, or to make any declaration or filing with any governmental authority in connection with the transactions contemplated by the Underwriting Agreement, and (iv) all terms, provisions and conditions relating to the transaction referred to in this opinion letter are correctly and completely reflected in the Underwriting Agreement.

          (f) The opinions hereafter expressed are qualified to the extent that:
     (i) the characterization of, and the enforceability of any rights or remedies in, any agreement or instrument may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, equitable subordination, or similar laws and doctrines affecting the rights of creditors generally and general equitable principles; (ii) the availability of specific performance, injunctive relief or any other equitable remedy is subject to the discretion of a court of competent jurisdiction; and (iii) the provisions of any document, agreement or instrument that (a) may require indemnification or contribution for liabilities under the provisions of any Federal or state securities laws or in respect to the neglect or wrongful conduct of the indemnified party or its representatives or agents, (b) purport to confer, waive or consent to the jurisdiction of any court, or (c) waive any right granted by common or statutory law, may be unenforceable as against public policy; and (iv) any provisions of the Underwriting Agreement granting so-called "self-help" or extrajudicial remedies may not be enforceable.

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                                               ERP Operating Limited Partnership
                                                                   March 2, 2001
                                                                          Page 4


          (g) Requirements in the Underwriting Agreement specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents.

          (h) Whenever our opinion, with respect to the existence or absence of facts, is qualified by the phrase "to our knowledge" or a phrase of similar import, it indicates that during the course of our representation of the Operating Partnership in connection with the subject transaction no information has come to the attention of our attorneys who have worked on the subject transaction which would give us current actual knowledge of the existence or absence of such facts. Without limiting the generality of the foregoing, it is expressly understood that no opinion is expressed with regard to: (a) the financial ability of the Operating Partnership to meet its obligations under either the Indenture dated October 1, 1994 between the Operating Partnership and Bank One Trust Company, NA, as successor to the First National Bank of Chicago (the "Indenture") relating to the Notes or the Terms Agreement; (b) although we are not aware of any untruthfulness or inaccuracy, the truthfulness or accuracy of any applications, reports, plans, documents, financial statements or other matters furnished to the underwriters by (or on behalf of) the Operating Partnership in connection with the Indenture, the Terms Agreement or the Registration Statement; or (c) although we are not aware of any untruthfulness or inaccuracy, the truthfulness or accuracy of any representations or warranties made by the Operating Partnership in the Indenture, the Terms Agreement or the Registration Statement or other documents described herein, which are not the subject of any of the opinions stated herein. However, except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Operating Partnership or any other matter. To the extent that any member of this firm may be involved as a principal with any of the entities or in any of the transactions described herein, the knowledge of such person obtained in such capacity of any events, facts or circumstances shall not be imputed to us in our capacity as counsel.

          (i) We have examined the latest compilations that are available to us of the applicable statutes of such jurisdictions that relate to the issuance of the Notes and, in certain instances, the written regulations and rulings issued thereunder. We have not obtained special written rulings of the SEC, state securities commissions or other administrative bodies or officials charged with the administration of such statutes, regulations and rulings and we have not obtained and do not rely on opinions of other counsel.

     Based upon the foregoing, and in reliance thereon, but subject to the assumptions, limitations and qualifications expressed herein, we are of the opinion that, as of the date hereof, following issuance of the Notes pursuant to the terms of the Underwriting Agreement and receipt by the Operating Partnership of the consideration for the Notes specified in the resolutions of the Company's Board of Trustees and the Pricing Committee referred to above, the Notes will be validly issued and legally binding obligations of the Operating Partnership enforceable against the Operating Partnership in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws affecting creditors' rights generally from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and except that a waiver of rights under any usury law may be unenforceable.

     We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in

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                                               ERP Operating Limited Partnership
                                                                   March 2, 2001
                                                                          Page 5

connection with the filing by the Operating Partnership of a Current Report on Form 8-K on the date of this opinion letter, which Form 8-K will be incorporated by reference into the Registration Statement. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

     We hereby consent (i) to be named in the Registration Statement, and in the Prospectus, as attorneys who will pass upon the legality of the Securities to be sold thereunder and (ii) to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                       Very truly yours,



                                       PIPER MARBURY RUDNICK & WOLFE